Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX’ Stock Trading Halted Today

FDA Advisory Committee to Review sNDA for Qutenza® (capsaicin) 8% Patch for HIV-Associated Peripheral

Neuropathy (HIV-PN)

San Mateo, Calif., (February 9, 2012) – NeurogesX Inc., a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management, announced that NASDAQ has halted trading on the Company’s common stock (NASDAQ: NGSX).

The Anesthetic and Analgesic Drug Products Advisory Committee (AADPAC) will meet today to review NeurogesX’ supplemental New Drug Application (sNDA) for Qutenza® (capsaicin) 8% patch for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN).

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improving patients’ quality of life.

The Company’s lead product, Qutenza® is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company has submitted a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN), previously referred to as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a Phase 3 ready, topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the potential expansion of the U.S. label for Qutenza to include management of pain due to HIV-associated peripheral neuropathy (HIV-PN). Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in receipt of FDA approval of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-PN; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza; and Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts

The Ruth Group

Stephanie Carrington (investors)

(646) 536-7017

scarrington@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com